WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.



 PROSPECTUS
                                                                     May 1, 2001
T. ROWE PRICE


New AmericaGrowth Portfolio


A stock fund seeking long-term capital appreciation through investments in companies believed by T. Rowe Price to be in the fast-growing sectors that define the "new America."

 The Securities and Exchange Commission has not approved or disapproved these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.
LOGO

T. Rowe Price Equity Series, Inc.     T. Rowe Price New America Growth Portfolio
Prospectus

May 1, 2001



              ABOUT THE FUND
1
              Objective, Strategy, Risks, and Expenses    1

              -----------------------------------------------
              Other Information About the Fund            3

              -----------------------------------------------
              Some Basics of
              Fixed Income

              Investing
              -----------------------------------------------


              ABOUT YOUR ACCOUNT
2
              Pricing Shares and Receiving                5
              Sale Proceeds
              -----------------------------------------------
              Rights Reserved by the Fund                 6
              s
              -----------------------------------------------
              Dividends and
              Other                                       7
              Distributions
              -----------------------------------------------


              MORE ABOUT THE FUND
3
              Organization and Management                 8

              -----------------------------------------------
              Understanding Performance Information      10

              -----------------------------------------------
              Investment Policies and Practices          10

              -----------------------------------------------
              Financial Highlights                       14

              -----------------------------------------------




 Founded in 1937 by the late Thomas Rowe Price, Jr., T. Rowe Price Associates,
Inc., and its affiliates managed $166.7 billion for more than eight million individual and institutional investor accounts as of December 31, 2000.
Mutual fund shares are not deposits or obligations of, or guaranteed by, any depository institution. Shares are not insured by the FDIC, Federal Reserve, or any other government agency, and are subject to investment risks, including possible loss of the principal amount invested.

 ABOUT THE FUND
                                        1
 OBJECTIVE, STRATEGY, RISKS, AND EXPENSES
 -------------------------------------------------------------------------------

     The fund should be used as an investment option for variable annuity and variable life insurance contracts.



 What is the fund's objective?


     To achieve long-term growth of capital by investing primarily in the common stocks of companies operating in sectors T. Rowe Price believes will be the fastest growing in the United States.



 What is the fund's principal investment strategy?

     We invest primarily (at least 65% of total assets) in common stocks of U.S.
     companies that operate in those sectors of the economy identified at any given time by T. Rowe Price as the fastest growing or having the greatest growth potential. In recent years, the U.S. economy has evolved rapidly, primarily because of the application of new technologies and scientific advances. Fast-growing companies can be found across an array of industries in today's "new America." The choice of industry sectors would reflect such factors as the overall revenue growth of the component companies and the sector's contribution to gross domestic product from year to year. In recent years, for example, such sectors have included technology and telecommunications, but others may supplement or replace these at any time.


     Holdings range from large-cap to small companies. In selecting stocks, we look for many characteristics, including but not limited to:

   . earnings growth rates that generally exceed that of the average company in the S&P 500 Stock Index;

   . favorable company fundamentals, such as a strong balance sheet, sound business strategy, and promising competitive positioning;

   . effective management; and

   . stock valuations, such as price/earnings or price/cash flow ratios, that seem reasonable relative to the company's prospects.

     While most assets will be invested in U.S. common stocks, other securities may also be purchased, including foreign stocks, futures, and options, in keeping with fund objectives.


     The fund may sell securities for a variety of reasons, such as to secure gains, limit losses, or redeploy assets into more promising opportunities.


     o For details about the fund's investment program, please see the Investment Policies and Practices section.


 What are the main risks of investing in the fund?


     The fund may entail above-average risk since growth companies pay few dividends and are typically more volatile than slower-growing companies with high dividends. Generally, stocks of companies in rapidly evolving - and often highly competitive - industries are subject to significant price swings. Since investors buy these stocks because of their expected superior earnings growth, earnings disappointments, even small ones, can result in sharp price declines. Changes in investor psychology from positive to negative can also cause growth




T. ROWE PRICE                                               2

     stocks to lose value because of the high valuations they typically carry.
     The level of risk will be increased if the fund has significant exposure to small-company stocks, which tend to be more volatile than large-company stocks because of their limited product lines, markets, or financial resources. In addition, picking long-term winners in the early stages of developing new industries is very difficult. Promising new fields tend to attract a great deal of competition and capital investment, and the increasingly fast pace of technological change can render an established company's products and services obsolete virtually overnight.


     As with all equity funds, this fund's share price can fall because of weakness in the broad market, a particular industry, or specific holdings.
     The market as a whole can decline for many reasons, including adverse political or economic developments here or abroad, changes in investor psychology, or heavy institutional selling. The prospects for an industry or company may deteriorate because of a variety of factors, including disappointing earnings or changes in the competitive environment. In addition, our assessment of companies held in the fund may prove incorrect, resulting in losses or poor performance even in a rising market. Finally, the fund's investment approach could fall out of favor with the investing public, resulting in lagging performance versus other types of stock funds.

     Foreign stock holdings are subject to the risk that some holdings may lose value because of declining foreign currencies or adverse political or economic events overseas. Investments in futures and options, if any, are subject to additional volatility and potential losses.


     As with any mutual fund, there can be no guarantee the fund will achieve its objective.


     o The fund's share price may decline, so when you sell your shares, you may lose money.


 How can I tell if the fund is appropriate for me?

     Consider your investment goals, your time horizon for achieving them, and your tolerance for risk. If you seek long-term appreciation and can accept the potentially higher volatility of growth stocks, the fund could be an appropriate part of your overall investment strategy. This fund should not represent your complete investment program or be used for short-term trading purposes.


     o Equity investors should have a long-term investment horizon and be willing to wait out bear markets.


 How has the fund performed in the past?


     The bar chart showing calendar year returns and the average annual total return table indicate risk by illustrating how much returns can differ from one year to the next and over time. Fund past performance is no guarantee of future returns.

     The fund can also experience short-term performance swings, as shown by the best and worst calendar quarter returns during the years depicted in the chart.

                                        3






           Calendar Year Total Returns
  "95"    "96"    "97"    "98"    "99"     "00"
 ------------------------------------------------
 51.08   20.09   21.12   18.51   12.75    -10.62
 ------------------------------------------------



          Quarter ended              Total return

 Best quarter                           12/31/98 27.85%

 Worst quarter                           9/30/98 -20.84%




 Table 1  Average Annual Total Returns
                                                 Periods ended
                                               December 31, 2000
                                                          Since inception
                                       1 year   5 years      (3/31/94)
 -------------------------------------------------------------------------------
  New America Growth Portfolio        -10.62%    11.68%       15.53%

  S&P 500 Stock Index                  -9.11     18.33        19.66
  Lipper VA Underlying Growth Funds    -9.22     17.39        17.65
  Average
 -------------------------------------------------------------------------------




       These figures include changes in principal value, reinvested dividends, and capital gain distributions, if any.

       Figures do not reflect fees at the insurance product or contract level and if those fees were included returns would be lower.



 OTHER INFORMATION ABOUT THE FUND

 -------------------------------------------------------------------------------

 What are some of the fund's potential rewards?

     The fund offers the potential for significant, long-term growth of capital by participating in the growth of companies positioned to benefit from the dynamic technological, social, medical, economic and business developments that are defining the "new America." The fund has the flexibility to seek investments in companies of any size in any sector believed by T. Rowe
     Price to offer the greatest growth potential.


 What is meant by a "growth" investment approach?

     Thomas Rowe Price, Jr. pioneered the growth stock theory of investing over 60 years ago. It is based on the premise that inflation represents a more serious long-term threat to an investor's portfolio than stock market fluctuations or recessions. Mr. Price believed that when a company's earnings grow faster than both inflation and the economy in general, the market will eventually reward its long-term earnings growth with a higher stock price. However, investors should be aware that, during periods of adverse economic and market conditions, stock prices may fall despite favorable earnings trends.


     o Growth investors look for companies with above-average earnings gains.


T. ROWE PRICE                                               4
 Is there other information I can review before making a decision?

     Investment Policies and Practices in Section 3 discusses various types of portfolio securities the fund may purchase as well as types of management practices the fund may use.

 ABOUT YOUR ACCOUNT
                                        2
 PRICING SHARES AND RECEIVING SALE PROCEEDS
 -------------------------------------------------------------------------------

     Here are some procedures you should know when investing in the fund. For instructions on how to purchase and redeem shares of the fund, read the insurance contract prospectus.

     Shares of the fund are designed to be offered to insurance company separate accounts established for the purpose of funding variable annuity contracts.
     They may also be offered to insurance company separate accounts established for the purpose of funding variable life contracts. Variable annuity and variable life contract holders or participants are not the shareholders of the fund. Rather, the separate account of the insurance company is the shareholder. The variable annuity and variable life contracts are described in separate prospectuses issued by the insurance companies. The fund assumes no responsibility for such prospectuses, or variable annuity or variable life contracts.

     Shares of the fund are sold and redeemed without the imposition of any sales commission or redemption charge. However, certain other charges may apply to annuity or life contracts. Those charges are disclosed in the insurance contract prospectus.

     Your ability to exchange from this fund to any other one that serves as an investment option under your insurance contract is governed by the terms of that contract and the insurance contract prospectus.



 How and when shares are priced

     The share price (also called "net asset value" or NAV per share) for a fund is calculated at the close of the New York Stock Exchange, normally 4 p.m.
     ET, each day the New York Stock Exchange is open for business. To calculate the NAV, the fund's assets are valued and totaled, liabilities are subtracted, and the balance, called net assets, is divided by the number of shares outstanding. Current market values are used to price fund shares.


 How your purchase, sale, or exchange price is determined

     Purchases

     The insurance companies purchase shares of the fund for their separate accounts, using premiums allocated by the contract holders or participants.
     Shares are purchased at the NAV next determined after the insurance company receives the premium payment in acceptable form. Initial and subsequent payments allocated to the fund are subject to the limits stated in the separate account prospectus issued by the insurance company.


     Redemptions

     The insurance companies redeem shares of the fund to make benefit or surrender payments under the terms of its contracts. Redemptions are processed on any day on which the New York Stock Exchange is open and are priced at the fund's NAV next determined after the insurance company receives a surrender request in acceptable form.


     Note: The time at which transactions and shares are priced and the time until which orders are accepted may be changed in case of an emergency or if the New York Stock Exchange closes at a time other than 4 p.m. ET.


T. ROWE PRICE                                               6
 How you can receive the proceeds from a sale


     Payment for redeemed shares will be made promptly, but in no event later than seven days after receipt of your redemption order. However, the right of redemption may be suspended or the date of payment postponed in accordance with the Investment Company Act of 1940 ("1940 Act"). The amount received upon redemption of the shares of the fund may be more or less than the amount paid for the shares, depending on the fluctuations in the market value of the assets owned by the fund.



 Excessive Trading


     o T. Rowe Price may bar excessive traders from purchasing shares.


     Frequent trades involving your account or accounts controlled by you can disrupt management of the fund and raise its expenses. To deter such activity, the fund has adopted an excessive trading policy. If you violate our excessive trading policy, you may be barred indefinitely and without further notice from further purchases of T. Rowe Price funds. Our excessive trading policy applies to contract holders and participants notwithstanding any provisions in your insurance contract:

     You can make one purchase and one sale involving the same fund within any 120-day period. If you exceed this limit or you hold fund shares for less than 60 calendar days, you are in violation of our excessive trading policy. Systematic purchases or redemptions are exempt from this policy.

     The terms of your insurance contract may also restrict your ability to trade between the investment options available under your contract.




 RIGHTS RESERVED BY THE FUNDS
 -------------------------------------------------------------------------------

     T. Rowe Price funds and their agents reserve the following rights: (1) to waive or lower investment minimums; (2) to refuse any purchase or exchange order; (3) to cancel or rescind any purchase or exchange order (including, but not limited to, orders deemed to result in excessive trading, market timing, fraud, or 5% ownership by individual contract holders or participants) upon notice to the contract holder or participant within five business days of the trade or if the written confirmation has not been received by the contract holder or participant, whichever is sooner; (4) to freeze any account and suspend account services when notice has been received of a dispute between the registered or beneficial account owners or there is reason to believe a fraudulent transaction may occur; (5) to otherwise modify the conditions of purchase and any services at any time;
     or (6) to act on instructions believed to be genuine. These actions will be taken when, in the sole discretion of management, they are deemed to be in the best interest of the fund.

     In an effort to protect T. Rowe Price funds from the possible adverse effects of a substantial redemption in a large account, as a matter of general policy, no contract holder or participant or group of contract holders or participants controlled by the same person or group of persons will knowingly be permitted to purchase in excess of 5% of the outstanding shares of the fund, except upon approval of the fund's management.




                                                           7

 DIVIDENDS AND OTHER DISTRIBUTIONS
 -------------------------------------------------------------------------------

     For a discussion of the tax status of your variable annuity contract, please refer to the insurance contract prospectus.


 Dividends and Other Distributions

     The policy of the fund is to distribute all of its net investment income and net capital gains each year to its shareholders, which are the separate accounts established by the various insurance companies in connection with their issuance of variable annuity and variable life contracts. Dividends from net investment income are declared and paid annually. All fund distributions made to a separate account will be reinvested automatically in additional fund shares, unless a shareholder (separate account) elects to receive distributions in cash. Under current law, dividends and distributions made by the fund to separate accounts generally are not taxable to the separate accounts, the insurance company, or the contract holder, provided that the separate account meets the diversification requirements of Section 817(h) of the Internal Revenue Code of 1986, as amended, and other tax-related requirements are satisfied. The fund intends to diversify its investments in the manner required under Code Section
     817(h).



 Foreign Transactions

     If the fund pays nonrefundable taxes to foreign governments during the year, the taxes will reduce fund dividends.

 MORE ABOUT THE FUND
                                        3
 ORGANIZATION AND MANAGEMENT
 -------------------------------------------------------------------------------

 How is the fund organized?


     The T. Rowe Price Equity Series, Inc. (the "corporation") was incorporated in Maryland in 1994. Currently, the corporation consists of seven series, each representing a separate class of shares having different objectives and investment policies. The seven series and the years in which they were established are as follows: Equity Income Portfolio, New America Growth
     Portfolio, Personal Strategy Balanced Portfolio, 1994; Mid-Cap Growth
     Portfolio, 1996; and Blue Chip Growth Portfolio, Equity Index 500
     Portfolio, Health Sciences Portfolio, 2000. The other six portfolios are described in separate prospectuses.


     While the fund is managed in a manner similar to that of the T. Rowe Price
     New America Growth Fund, investors should be aware that the fund is not the same fund and will not have the same performance. Investments made by the fund at any given time may not be the same as those made by the T. Rowe
     Price New America Growth Fund. Different performance will result due to factors such as differences in the cash flows into and out of the fund, different fees and expenses, and differences in portfolio size and positions.


     o Shareholders benefit from T. Rowe Price's 64 years of investment management experience.



 What is meant by "shares"?

     Contract holders and participants indirectly (through the insurance company separate account) purchase shares when they put money in a fund offered as an investment option in their insurance contracts. These shares are part of a fund's authorized capital stock, but share certificates are not issued.

     Each share and fractional share entitles the shareholder (the insurance company separate account) to cast one vote per share on certain fund matters, including the election of fund directors, changes in fundamental policies, or approval of changes in the fund's management contract.


     The shares of the fund have equal voting rights. The various insurance companies own the outstanding shares of the fund in their separate accounts. These separate accounts are registered under the 1940 Act or are excluded from registration thereunder. Under current law, the insurance companies must vote the shares held in registered separate accounts in accordance with voting instructions received from variable contract holders or participants having the right to give such instructions.



 Do T. Rowe Price funds have annual shareholder meetings?


     The funds are not required to hold annual meetings and, to avoid unnecessary costs to fund shareholders, do not do so except when certain matters, such as a change in fundamental policies, must be decided. In addition, shareholders representing at least 10% of all eligible votes may call a special meeting, if they wish, for the purpose of voting on the removal of any fund director or trustee.




                                                           9

      If a meeting is held and you cannot attend, you can vote by proxy. Before the meeting, the insurance company will send you the fund's proxy materials that explain the issues to be decided and include instructions on voting.


 Who runs the fund?

     General Oversight

     The corporation is governed by a Board of Directors that meets regularly to review fund investments, performance, expenses, and other business affairs.
     The Board elects the corporation's officers. The policy of the corporation is that a majority of Board members are independent of T. Rowe Price
     Associates, Inc. (T. Rowe Price).



     o All decisions regarding the purchase and sale of fund investments are made by T. Rowe Price - specifically by the fund's portfolio managers.

     Portfolio Management

     The fund has an Investment Advisory Committee with the following members:
     Marc L. Baylin, Chairman, Brian W.H. Berghuis, Giri Devulapally, Eric M.
     Gerster, John H. Laporte, Joseph Milano, Robert W. Smith, and R. Candler
     Young. The committee chairman has day-to-day responsibility for managing the portfolio and works with the committee in developing and executing the fund's investment program. Mr. Baylin was elected chairman of the fund's committee in 2000 and has been a member of the committee since 1997. He was a research analyst with T. Rowe Price from 1993 through 2000 and began managing investments in 1997.

     The Management Fee
     The fund pays T. Rowe Price an annual all-inclusive fee that includes investment management services and ordinary, recurring operating expenses, but does not cover interest, taxes, brokerage, non-recurring and extraordinary items or fees and expenses for the fund's independent directors. The fee is based on fund average daily net assets and is calculated and accrued daily. The fee for the fund for the most recent fiscal year was 0.85%.

     From time to time, T. Rowe Price may pay eligible insurance companies for services they provide to the fund for contract holders. These payments range from 0.15% to 0.25% of the average annual total assets invested by the separate accounts of the insurance company in the fund.


     Variable Annuity and Variable Life Charges

     Variable annuity and variable life fees and charges imposed on contract holders and participants by the insurance companies are in addition to those described previously and are described in the variable annuity and variable life contract prospectuses.


     Variable Annuity and Variable Life Conflicts
     The fund may serve as an investment medium for both variable annuity contracts and variable life insurance policies. Shares of the fund may be offered to separate accounts established by any number of insurance companies. The fund currently does not foresee any disadvantages to variable annuity contract owners due to the fact that the fund may serve as an investment medium for both variable life insurance policies and annuity contracts; however, due to differences in tax treatment or other considerations, it is theoretically possible that the interests of owners of annuity contracts and insurance policies for which the fund serves as an investment medium might at some time be in conflict. However, the fund's
     Board of Directors is required to monitor events to identify any material conflicts between variable annuity contract owners and variable life policy owners, and will determine what action, if any, should be taken in the


T. ROWE PRICE                                               10
     event of such a conflict. If such a conflict were to occur, an insurance company participating in the fund might be required to redeem the investment of one or more of its separate accounts from the fund. This might force the fund to sell securities at disadvantageous prices.



 UNDERSTANDING PERFORMANCE INFORMATION
 -------------------------------------------------------------------------------
     This section should help you understand the terms used to describe fund performance. You may see these terms used in shareholder reports you receive from your insurance company.


 Total Return


     This tells you how much an investment has changed in value over a given time period. It reflects any net increase or decrease in the share price and assumes that all dividends and capital gains (if any) paid during the period were reinvested in additional shares. Therefore, total return numbers include the effect of compounding.

     Advertisements may include cumulative or average annual total return figures, which may be compared with various indices, other performance measures, or other mutual funds.



 Cumulative Total Return


     This is the actual return of an investment for a specified period. A cumulative return does not indicate how much the value of the investment may have fluctuated during the period. For example, an investment could have a 10-year positive cumulative return despite experiencing some negative years during that time.



 Average Annual Total Return

     This is always hypothetical and should not be confused with actual year-by-year results. It smooths out all the variations in annual performance to tell you what constant year-by-year return would have produced the investment's actual cumulative return. This gives you an idea of an investment's annual contribution to your portfolio, provided you held it for the entire period.

     Total returns quoted for the fund include the effect of deducting the fund's expenses, but may not include charges and expenses attributable to any particular insurance product. Since you can only purchase shares of the fund through an insurance product, you should carefully review the prospectus of the insurance product you have chosen for information on relevant charges and expenses. Excluding these charges from quotations of the fund's performance has the effect of increasing the performance quoted.



 INVESTMENT POLICIES AND PRACTICES
 -------------------------------------------------------------------------------

     This section takes a detailed look at some of the types of fund securities and the various kinds of investment practices that may be used in day-to-day portfolio management. Fund investments are subject to further restrictions and risks described in the Statement of Additional
     Information.


     Shareholder approval is required to substantively change fund objectives and certain investment restrictions noted in the following section as "fundamental policies." The managers also follow certain "operating policies" which can be changed without shareholder approval. How-



                                                           11

     ever, significant changes are discussed with shareholders in fund reports.
     Fund investment restrictions and policies are adhered to at the time of investment. A later change in circumstances will not require the sale of an investment if it was proper at the time it was made.

     Fund holdings of certain kinds of investments cannot exceed maximum percentages of total assets, which are set forth in this prospectus. For instance, fund investments in hybrid instruments are limited to 10% of total assets. While these restrictions provide a useful level of detail about fund investments, investors should not view them as an accurate gauge of the potential risk of such investments. For example, in a given period, a 5% investment in hybrid instruments could have significantly more of an impact on a fund's share price than its weighting in the portfolio. The net effect of a particular investment depends on its volatility and the size of its overall return in relation to the performance of all other fund investments.

     Changes in fund holdings, fund performance, and the contribution of various investments are discussed in the shareholder reports sent to you by your insurance company.


     o Fund managers have considerable leeway in choosing investment strategies and selecting securities they believe will help achieve fund objectives.



 Types of Portfolio Securities


     In seeking to meet its investment objective, the fund may invest in any type of security or instrument (including certain potentially high-risk derivatives described in this section) whose investment characteristics are consistent with its investment program. The following pages describe various types of fund securities and investment management practices.


     Fundamental policy The fund will not purchase a security if, as a result, with respect to 75% of its total assets, more than 5% of its total assets would be invested in securities of a single issuer, or if more than 10% of the voting securities of the issuer would be held by the fund.


     Fund investments are primarily in common stocks (normally, at least 65% of total assets) and, to a lesser degree, other types of securities as described below.


     Common and Preferred Stocks

     Stocks represent shares of ownership in a company. Generally, preferred stock has a specified dividend and ranks after bonds and before common stocks in its claim on income for dividend payments and on assets should the company be liquidated. After other claims are satisfied, common stockholders participate in company profits on a pro-rata basis; profits may be paid out in dividends or reinvested in the company to help it grow.
     Increases and decreases in earnings are usually reflected in a company's stock price, so common stocks generally have the greatest appreciation and depreciation potential of all corporate securities. While most preferred stocks pay a dividend, preferred stock may be purchased where the issuer has omitted, or is in danger of omitting, payment of its dividend. Such investments would be made primarily for their capital appreciation potential.


     Convertible Securities and Warrants

     Investments may be made in debt or preferred equity securities convertible into, or exchangeable for, equity securities. Traditionally, convertible securities have paid dividends or interest at rates higher than common stocks but lower than nonconvertible securities. They generally participate in the appreciation or depreciation of the underlying stock into which they are convertible, but to a lesser degree. In recent years, convertibles have been developed which combine higher or lower current income with options and other features. Warrants are options to




T. ROWE PRICE                                               12

     buy a stated number of shares of common stock at a specified price anytime during the life of the warrants (generally, two or more years). Warrants can be highly volatile, have no voting rights, and pay no dividends.

     Foreign Securities

     Investments may be made in foreign securities. These include nondollar-denominated securities traded outside of the U.S. and dollar-denominated securities of foreign issuers traded in the U.S. (such as ADRs). Such investments increase a portfolio's diversification and may enhance return, but they also involve some special risks, such as exposure to potentially adverse local, political, and economic developments;
     nationalization and exchange controls; potentially lower liquidity and higher volatility; possible problems arising from accounting, disclosure, settlement, and regulatory practices that differ from U.S. standards; and the chance that fluctuations in foreign exchange rates will decrease the investment's value (favorable changes can increase its value). These risks are heightened for investments in developing countries, and there is no limit on the amount of fund foreign investments that may be made in such countries.


     Operating policy Fund investments in foreign securities are limited to 15% of total assets .

     Hybrid Instruments

     These instruments (a type of potentially high-risk derivative) can combine the characteristics of securities, futures, and options. For example, the principal amount, redemption, or conversion terms of a security could be related to the market price of some commodity, currency, or securities index. Such securities may bear interest or pay dividends at below market or even relatively nominal rates. Under some conditions, the redemption value of such an investment could be zero.


     o Hybrids can have volatile prices and limited liquidity, and their use may not be successful.

     Operating policy Fund investments in hybrid instruments are limited to 10% of total assets.


     Private Placements
     These securities are sold directly to a small number of investors, usually institutions. Unlike public offerings, such securities are not registered with the SEC. Although certain of these securities may be readily sold, for example, under Rule 144A, others may be illiquid, and their sale may involve substantial delays and additional costs.


     Operating policy Fund investments in illiquid securities are limited to 15% of net assets.



 Types of Investment Management Practices

     Reserve Position

     A certain portion of fund assets will be held in money market reserves.
     Fund reserve positions are expected to consist primarily of shares of one or more T. Rowe Price internal money market funds. Short-term, high-quality
     U.S. and foreign dollar-denominated money market securities, including repurchase agreements, may also be held. For temporary, defensive purposes, there is no limit on fund investments in money market reserves. The effect of taking such a position is that the fund may not achieve its investment objective. The reserve position provides flexibility in meeting redemptions, paying expenses, and in the timing of new investments and can serve as a short-term defense during periods of unusual market volatility.




                                                           13

     Borrowing Money and Transferring Assets

     Fund borrowings may be made from banks and other T. Rowe Price funds for temporary emergency purposes to facilitate redemption requests, or for other purposes consistent with fund policies as set forth in this prospectus. Such borrowings may be collateralized with fund assets, subject to restrictions.


     Fundamental policy Borrowings may not exceed 33/1//\\/3/\\% of total fund assets.


     Operating policy Fund transfers of portfolio securities as collateral will not be made except as necessary in connection with permissible borrowings or investments, and then such transfers may not exceed 33/1//\\/3/\\% of fund total assets. Fund purchases of additional securities will not be made when borrowings exceed 5% of total assets.


     Futures and Options

     Futures (a type of potentially high-risk derivative) are often used to manage or hedge risk because they enable the investor to buy or sell an asset in the future at an agreed-upon price. Options (another type of potentially high-risk derivative) give the investor the right (where the investor purchases the option), or the obligation (where the investor writes (sells) the option), to buy or sell an asset at a predetermined price in the future. Futures and options contracts may be bought or sold for any number of reasons, including: to manage fund exposure to changes in securities prices and foreign currencies; as an efficient means of adjusting fund overall exposure to certain markets; in an effort to enhance income; as a cash management tool; and to protect the value of portfolio securities. Call and put options may be purchased or sold on securities, financial indices, and foreign currencies.

     Futures contracts and options may not always be successful hedges; their prices can be highly volatile; using them could lower fund total return;
     and the potential loss from the use of futures can exceed a fund's initial investment in such contracts.

     Operating policies Futures: Initial margin deposits and premiums on options used for nonhedging purposes will not exceed 5% of fund net asset value. Options on securities: The total market value of securities against which call or put options are written may not exceed 25% of fund total assets. No more than 5% of fund total assets will be committed to premiums when purchasing call or put options.


     Exchange Traded Funds (ETFs)

     These are a type of index fund bought and sold on a securities exchange. An
     ETF trades like common stock and represents a fixed portfolio of securities designed to track a particular market index. The fund could purchase an ETF to temporarily gain exposure to a portion of the U.S. or a foreign market while awaiting purchase of underlying securities. The risks of owning an ETF generally reflect the risks of owning the underlying securities they are designed to track, although lack of liquidity in an ETF could result in it being more volatile and ETFs have management fees which increase their costs.


     Managing Foreign Currency Risk

     Investors in foreign securities may "hedge" their exposure to potentially unfavorable currency changes by purchasing a contract to exchange one currency for another on some future date at a specified exchange rate. In certain circumstances, a "proxy currency" may be substituted for the currency in which the investment is denominated, a strategy known as "proxy hedging." Foreign currency transactions, if used, would be designed primarily to protect a fund's foreign securities from adverse currency movements relative to the dollar. Such transactions involve




T. ROWE PRICE                                               14

     the risk that anticipated currency movements will not occur, and fund total return could be reduced. There are certain markets, including many emerging markets, where it is not possible to engage in effective foreign currency hedging.

     Lending of Portfolio Securities

     Fund securities may be lent to broker-dealers, other institutions, or other persons to earn additional income. The principal risk is the potential insolvency of the broker-dealer or other borrower. In this event, a fund could experience delays in recovering its securities and capital losses.


     Fundamental policy  The value of loaned securities may not exceed
     33/1//\\/3/\\% of total fund assets.

     Portfolio Turnover

     The fund will not generally trade in securities for short-term profits, but, when circumstances warrant, securities may be purchased and sold without regard to the length of time held. A high turnover rate may increase transaction costs, result in additional capital gain distributions, and reduce the fund's performance. The fund's portfolio turnover rates are shown in the Financial Highlights table.




 FINANCIAL HIGHLIGHTS
 -------------------------------------------------------------------------------

     Table 2, which provides information about the fund's financial history, is based on a single share outstanding throughout the periods shown. The table is part of the fund's financial statements, which are included in its annual report and are incorporated by reference into the Statement of Additional Information (available upon request). The total returns in the table represent the rate that an investor would have earned or lost on an investment in the fund (assuming reinvestment of all dividends and distributions and no payment of account or (if applicable) redemption fees). The financial statements in the annual report were audited by the fund's independent accountants, PricewaterhouseCoopers LLP.




                                                           15



 Table 2  Financial Highlights
                                           Year ended December 31
                          1996      1997        1998        1999       2000
 -------------------------------------------------------------------------------------

  Net asset value,
  beginning of period    $ 15.23   $ 17.67   $  21.35    $  24.74    $  26.18
  Income From Investment Operations
  Net investment income     0.04        --      (0.08)      (0.07)      (0.04)
                         --------------------------------------------------------
  Net gains or losses
  on securities (both
  realized and              2.94      3.73       3.97        3.10       (2.64)
  unrealized)
                         --------------------------------------------------------
  Total from investment
  operations                2.98      3.73       3.89        3.03       (2.68)
  Less Distributions
  Dividends (from net      (0.04)       --         --          --          --
  investment income)
                         --------------------------------------------------------
  Distributions (from      (0.50)    (0.05)     (0.50)      (1.59)      (2.59)
  capital gains)
                         --------------------------------------------------------
  Returns of capital          --        --         --          --          --
                         --------------------------------------------------------
  Total distributions      (0.54)    (0.05)     (0.50)      (1.59)      (2.59)
                         --------------------------------------------------------
  Net asset value,       $ 17.67   $ 21.35   $  24.74    $  26.18    $  20.91
  end of period
                         --------------------------------------------------------
  Total return             20.09%    21.12%     18.51%      12.75%     (10.62)%
  Ratios/Supplemental Data
  Net assets, end of     $60,241   $96,991   $118,989    $125,974    $108,835
  period (in thousands)
                         --------------------------------------------------------
  Ratio of expenses to      0.85%     0.85%      0.85%       0.85%       0.85%   '
  average net assets
                         --------------------------------------------------------
  Ratio of net income       0.18%     0.02%     (0.34)%     (0.30)%     (0.18)%
  to average net assets
                         --------------------------------------------------------
  Portfolio turnover        27.2%     37.3%      46.0%       42.1%       89.2%
  rate
 -------------------------------------------------------------------------------------






A fund Statement of Additional Information has been filed with the Securities and Exchange Commission and is incorporated by reference into this prospectus.
Further information about fund investments, including a review of market conditions and the manager's recent strategies and their impact on performance, is available in the annual and semiannual shareholder reports. To obtain a free copy of a fund report or Statement of Additional Information, or for inquiries, contact your insurance company.

Fund information and Statements of Additional Information are also available from the Public Reference Room of the Securities and Exchange Commission.
Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-202-942-8090. Fund reports and other fund information are available on the EDGAR Database on the SEC's Internet site at http://www.sec.gov. Copies of this information may be obtained, after paying a duplicating fee, by electronic request at publicinfo@sec.gov, or by writing the Public Reference Room, Washington D.C. 20549-0102.
                                                    1940 Act File No.: 811-07143
                                                                          5/1/01

